Exhibit 99.1

Jerash Holdings and NTX® Sign Agreement

to Form Joint Venture Company for Vertical Integration

-- JV to Bring New Revenue Source Through Innovative,

Sustainable Textile Dyeing in Jordan --

FAIRFIELD, N.J.– October 12, 2023 – Jerash Holdings (US), Inc. (“Jerash”) (NASDAQ: JRSH), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced it has entered into a definitive shareholders’ agreement to form a joint venture with Newtech Textile (HK) Limited, a subsidiary of Newtech Textile Technology Development (Shanghai) Co. Limited (“NTX”), a textile innovation and solution company.

The joint venture company, to be named Jerash Newtech (Hong Kong) Holdings Limited, plans to build a new state-of-the-art fabric facility in Jordan to produce fabrics in a sustainable and innovative manner by utilizing the NTX® Cooltrans® proprietary waterless coloration technology.

The technology is expected to allow for a more than 90 percent water reduction, 65 percent energy savings, 40 percent chemical reduction and over 50 percent carbon footprint reduction in the dyeing process in comparison with traditional coloration approach. The joint venture is anticipated to foster local employment in high-tech related jobs. Jerash is working with the Jordanian government on possible support and collaboration for the project.

Estimated initial capital expenditures for the joint venture to build the facility will be approximately $30 million, which includes a knitting plant, a dyeing and printing house, laboratory facilities, offices, workers’ housing, and related set-up costs over the next several years. Construction is expected to begin in the first half of 2024. Jerash will hold a 51 percent interest, while NTX will hold a 49 percent interest in the joint venture. Jerash and NTX will contribute proportionate amounts of capital to the joint venture.

“The joint venture represents a new vertical integration offering for Jerash’s customers, as well as a new revenue source for Jerash,” said Sam Choi, Jerash’s chairman and chief executive officer. “Investment in this technology reaffirms our commitment to sustainability, as we strive to uphold our promise to responsible growth in the textile industry. Partnering with NTX, we believe our textile products will achieve an unprecedented level of sustainable and efficient production, meeting the ESG focus of global apparel brands.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” “seek,” “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, the joint venture company initiating facility construction in 2024 and representing a new revenue source, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Investors and Media, Contact:

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Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com